UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2010

CITADEL BROADCASTING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal executive offices, including Zip Code)

(702) 804-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

EXPLANATORY NOTE

As previously disclosed, on December 20, 2009, Citadel Broadcasting Corporation (the “Company”) and certain of its subsidiaries (collectively the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Court”), seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

On February 3, 2010, the Debtors filed with the Court the Disclosure Statement for the Joint Plan of Reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code and the Joint Plan of Reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code.

On March 15, 2010, the Debtors filed with the Court the First Modified Disclosure Statement for the Joint Plan of Reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”) and the First Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “First Modified Plan”). Also on March 15, 2010, the Court entered an order approving the Disclosure Statement and authorized the Company to solicit votes on the First Modified Plan.

On May 10, 2010, the Debtors filed the Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as modified, the “Plan”), reflecting certain technical, non-material modifications to the First Modified Plan.

On May 19, 2010, the Court entered an order (the “Confirmation Order”) confirming the Plan.

On May 26, 2010, the Federal Communications Commission granted the long form applications for transfer of control of the Company to the new stockholders.

On June 3, 2010 (the “Effective Date”), the Debtors consummated their reorganization and the Plan became effective. The distribution of securities of the Company under the Plan described in this Current Report on Form 8-K were made on the Effective Date. Capitalized terms used but not defined in this Form 8-K have the meanings set forth in the Plan.

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On the Effective Date, the Company entered into a new credit agreement dated as of June 3, 2010 (the “Credit Agreement”) by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

The Credit Agreement consists of a term loan credit facility of approximately $762.5 million with a term of five years (the “Term Loan”) and a letter of credit facility for previously outstanding letters of credit in the amount of approximately $3 million that is backed by cash collateral of the Company (the “Letters of Credit”, together with the Term Loan, the “Credit Facilities”).

The Credit Agreement and related loan documents replace the Company’s prior credit agreement, dated as of June 12, 2007, and related loan documents in connection with the Company’s senior secured term loan facility and senior secured revolving credit facility (collectively, the “Prior Credit Facilities”). The Credit Agreement provides that all commitments under the Prior Credit Facilities were terminated and all borrowings thereunder were either deemed repaid on the Effective Date or continued as loans under the Credit Agreement. The Credit Agreement also provides that remaining obligations of the Company under the Prior Credit Facilities generally are limited to certain remaining contingent obligations under the Prior Credit Facilities.

On the Effective Date, and pursuant to the Credit Agreement, the Term Loan was deemed made without any actual funding as such loans under the Prior Credit Facilities were continued under the Credit Agreement.

The Credit Facilities, among other things, effectively extend the maturity of the Company’s outstanding term loan under the Prior Credit Facilities from June 12, 2014 to June 3, 2015, and terminated any revolving facilities thereunder.

The following is a description of certain material terms of the Credit Facilities. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 to this report and is incorporated by reference herein. The description of the Credit Facilities below does not purport to be complete and is qualified in its entirety by reference to such exhibit. Unless otherwise indicated, capitalized terms have the meanings given them in the Credit Agreement.

Interest Rate and Fees

The proceeds from the Term Loan will bear interest at either (A) ABR (as defined in the Credit Agreement) subject to a 4.0% floor, plus 7.0% or (B) Eurodollar Rate (as defined in the Credit Agreement) subject to a 3.0% floor, plus 8.0%.

The interest rates per annum applicable to the Letters of Credit will be ABR plus 7.0%.

In addition to paying interest on outstanding principal under the Credit Facilities, the Company is required to pay the Administrative Agent a Letter of Credit fee, for the account of the Issuing Lender (as defined in the Credit Agreement) and the L/C Participating Lenders (as defined in the Credit Agreement) with respect to each Letter of Credit, on the average outstanding amount available to be drawn under each Letter of Credit at a rate per annum equal to 1.50%, payable in arrears on the last day of each fiscal quarter and on the date on which all Letters of Credit have expired or been fully drawn upon. In addition, the Company shall pay the Issuing Lender with respect to each Letter of Credit, in arrears on the last day of each fiscal quarter and on date in which all Letters of Credit have expired or been fully drawn upon, a fee to be agreed upon with the applicable Issuing Lender but not greater than .25% per annum on the average outstanding amount available to be drawn on such Letter of Credit.

Prepayments

The Company will be required to prepay the outstanding amount of the Term Loan, subject to certain exceptions, with:

•	100% of the Net Proceeds (as defined in the Credit Agreement) from any issuance of debt not otherwise permitted to be incurred under the Credit Agreement;

•

50% of the Net Proceeds from any sale or issuance of Capital Stock (as defined in the Credit Agreement) of the Company or any of its subsidiaries (other than (a) such in connection with the sale of such subsidiary to a third party and (b) such Net Proceeds that are used to finance a Permitted Acquisition (as defined in the Credit Agreement));

•	100% of Net Proceeds of non-ordinary course asset sales and insurance or condemnation recoveries, subject to reinvestment rights and other exceptions; and

•	75% of Excess Cash Flow (as defined in the Credit Agreement), less the amount of all voluntary prepayments made as described in the Credit Agreement, subject to certain thresholds and exceptions.

The Company may voluntarily repay outstanding loans under the Credit Facilities at any time with customary Eurodollar Rate breakage costs, if any, and a prepayment fee equal to (a) 5.0% of the aggregate principal amount of such prepayments made prior to the first anniversary of the Effective Date and (b) 2.0% of the aggregate principal amount of such prepayments made after the first anniversary of the Effective Date and before the second anniversary of the Effective Date with no prepayment fees thereafter.

Maturity and Amortization

The Term Loan will amortize in an amount equal to $1,906,250 for each fiscal quarter starting on September 30, 2010, with the remaining amount payable on the date that is five years from the Effective Date.

Certain Covenants and Events of Default

The Credit Agreement and related loan documents contain certain covenants that limit the Company’s and its subsidiaries ability, among other things, subject to certain exceptions to:

•	Incur or guarantee indebtedness;

•	Consummate asset sales, acquisitions or mergers;

•	Make investments;

•	Enter into transactions with affiliates; and

•	Pay dividends or repurchase stock.

The Credit Agreement also requires compliance with a consolidated total leverage ratio of 5.25 as of September 30, 2010 (with step-downs thereafter) and consolidated interest coverage ratio of 1.75 to 1.0 as of September 30, 2010 (with step-ups thereafter).

Subject to customary grace periods and notice requirements, the Credit Facilities also contain certain customary events of default, including:

•	Failure to make required payments;

•	Failure to comply with certain agreements or covenants;

•	Defaults under certain other indebtedness;

•	Certain events of bankruptcy and insolvency;

•	The occurrence of certain material ERISA events; and

•	The occurrence of a “change of control”.

A “change of control” of the Company is deemed to have occurred if: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are used in the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), of more than 35% of any class of capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by persons who were neither (nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

The foregoing description of the covenants and events of default does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement which is incorporated herein by reference.

Guarantees and Security

In connection with the execution of the Credit Agreement, the Company also entered into a certain Guarantee and Collateral Agreement with certain of the Company’s subsidiaries and JPMorgan Chase Bank, N.A. All of the Company’s obligations under the Credit Facilities will be unconditionally guaranteed (the “Guarantees”) by each of the direct and indirect subsidiaries party thereto (the “Guarantors”).

Additionally, the Credit Facilities and the Guarantees will be secured by the following: (a) a perfected first priority security interest in, among other things, all of our and the Guarantors’ accounts receivable, inventory, cash, personal property, material intellectual property and, in each case, proceeds thereof (subject to certain exceptions); and (b) a perfected first priority pledge of the capital sock in our subsidiaries, except that with respect to any foreign subsidiaries such pledge shall be limited to 65% of the capital stock of the “first-tier” foreign subsidiaries; in each case, subject to permitted liens and materiality thresholds and other exceptions and limitations.

The collateral under the Guarantee and Collateral Agreement is subject to release upon fulfillment of certain conditions specified in the Credit Agreement and the Guarantee and Collateral Agreement.

The foregoing description of the Guarantee and Collateral Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of this agreement, a copy of which is attached as Exhibit 10.2 to this report and incorporated herein by reference.

Warrant Agreement

As of the Effective Date, the Company issued Special Warrants (as defined under Item 3.02 hereof) to purchase up to an aggregate of approximately 25.4 million shares of Class B Common Stock (as defined under Item 3.02 hereof) to holders of senior claims and general unsecured claims. In connection with the issuance of the Special Warrants, the Company entered into a warrant agreement, dated as of the Effective Date (the “Warrant Agreement”), with Mellon Investor Services LLC, as warrant agent. Subject to the terms of the Warrant Agreement, the Special Warrant holders are entitled to purchase up to approximately 25.4 million shares of Class B Common Stock at an exercise price of $0.001 per share. The Special Warrants have a 20-year term and will expire at 5:00pm, New York City time, on June 3, 2030.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 4.1 to this report and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In accordance with the Plan, on the Effective Date all of the obligations of the Company and its subsidiaries with respect to the following indentures were terminated and the respective notes issued under each such indenture were cancelled:

•	1.875% convertible subordinated notes of the Company due February 15, 2011; and

•	8% unsecured convertible subordinated notes due February 15, 2011.

In connection with the Company’s reorganization and emergence from bankruptcy, all shares of common stock of the Company outstanding prior to the Effective Date (the “Old Common Stock”) were cancelled pursuant to the Plan. Accordingly, upon the Effective Date, certain of the Company’s equity incentive plans in effect prior to the Effective Date, and all awards granted under such plans, were terminated. Below is a list of equity incentive plans and other benefit plans that were terminated on the Effective Date:

•	Citadel Broadcasting Corporation Amended and Restated 2002 Stock Option and Award Plan (as amended and restated May 22, 2007);

•	TWDC Rollover Equity Agreements; and

•	Citadel Broadcasting Corporation Senior Executive Annual Bonus Plan.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above with respect to the Credit Agreement under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

On the Effective Date, all existing shares of Old Common Stock were cancelled pursuant to the Plan. In addition, on the Effective Date, the Company issued (i) approximately 3.0 million shares of Class A common stock (the “Class A Common Stock”); (ii) approximately 16.6 million shares of Class B common stock (the “Class B Common Stock,” together with the Class A Common Stock, the “New Common Stock”); and (viii) 25.4 million warrants to purchase approximately 25.4 million shares of Class B Common Stock (the “Special Warrants”).

Pursuant to the terms of the Plan and the Confirmation Order, the issuance of the New Common Stock and the Special Warrants (including shares of Class B Common Stock issuable upon exercise thereof) described in the preceding sentence are exempt from registration requirements of the Securities Act of 1933, as amended, in reliance on Section 1145 of the Bankruptcy Code.

Item 3.03 Material Modification to Rights of Security Holders.

As disclosed in Item 1.02 of this Current Report on Form 8-K, on the Effective Date, certain of the Company’s debt securities and indentures were cancelled. In addition, by operation of the Plan, all of the Company’s previously outstanding shares of Old Common Stock which traded in the over the counter market under the ticker symbol CTDBQ were cancelled on the Effective Date. On the Effective Date, the Company issued the New Common Stock and the Special Warrants to Holders of Senior Secured Claims and General Unsecured Claims as set forth in the Plan.

Item 5.01 Changes in Control of Registrant.

As disclosed in Item 3.03, all equity securities of the Company were cancelled on the Effective Date. As a result of the distributions of the New Common Stock and the Special Warrants pursuant to the Plan, Holders of Senior Secured Claims and General Unsecured Claims held 100% of the outstanding New Common Stock and the Special Warrants when the Plan became effective.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On the Effective Date, the following directors have departed the Company’s board of directors (the “Board”) in connection with the Company’s emergence from chapter 11 proceedings and pursuant to the Plan: (i) J. Anthony Forstmann; (ii) Theodore J. Forstmann; (iii) Michael Miles; (iv) Michael J. Regan; (v) Thomas Reifenheiser; and (vi) Wayne T. Smith.

Election of Directors

The Plan provides that after the Effective Date, the Company’s board of directors will consist of seven directors. Pursuant to the Plan, six of the directors will consist of individuals who will be nominees by the Lenders and the seventh director will be the Company’s Chief Executive Officer.

On the Effective Date, pursuant to the Plan, the Company’s Board was reconstituted to consist of (i) Farid Suleman (the current Chief Executive Officer of the Company); (ii) William M. Campbell, III; (iii) Greg Mrva; (iv) Paul N. Saleh; (v) Jonathan Mandel; (vi) John L. Sander; and (vii) Doreen Wright.

2010 Equity Incentive Plan

The Company adopted the Citadel Broadcasting Corporation 2010 Equity Incentive Plan via approval of the Court, effective as of June 3, 2010 (the “EI Plan”). The EI Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), performance awards, restricted stock units (“RSUs”), restricted stock and other stock awards (collectively, the “Awards”). Directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting services for the Company, will be eligible for grants under the EI Plan. The purpose of the EI Plan is to further the growth and profitability of the Company by increasing incentives and encouraging share ownership of directors, employees and other service providers. The following is a summary of the material terms of the EI Plan.

Administration

The EI Plan will be administered by a committee designated by the Board (the “Committee”), which has all powers and discretion necessary or appropriate to administer the EI Plan and to control its operating, including, but not limited to, the full and final authority in its discretion to (a) determine which Eligible Individuals (as defined in the EI Plan) are eligible to receive Awards and to grant such Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the EI Plan and Award Agreements (as defined in the EI Plan), (d) reconcile any technical inconsistency(ies) in the EI Plan and/or any Award Agreement and (e) make all decisions and determinations required pursuant to the EI Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the EI Plan. All determinations, decisions and interpretations of the Committee pursuant to the provisions of the EI Plan or any Award Agreement are final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

Available Shares

The aggregate number of shares of common stock available for delivery pursuant to Awards granted under the EI Plan is 10,000,000 shares, which may be either authorized and unissued shares of the Company’s common stock or shares of common stock held in or acquired for the Company’s treasury. Approximately 5,000,000 shares have been authorized for issuance in connection with the Company’s emergence from bankruptcy and the remaining approximately 5,000,000 shares will be reserved for future issuances. To the extent shares subject to an Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of an Award, (ii) the withholding of such shares in satisfaction of applicable taxes or (iii) the settlement of all or a portion of an Award in cash, then such shares will again be available for issuance under the EI Plan. The aggregate number of shares available for issuance under the EI Plan is subject to adjustment in connection with certain types of corporate events, including, but not limited to, a recapitalization, extraordinary dividend, stock split, spin-off or merger.

Subject to adjustment as provided for in the EI Plan, (i) the maximum number of shares with respect to which incentive stock options may be granted is 10,000,000, (ii) the maximum number of shares that may be subject to stock options or SARs granted to any participant during the term of the EI Plan is 10,000,000, (iii) the maximum number of shares that may be subject to performance awards granted to any Participant during the term of the EI Plan is 10,000,000 and (iv) the maximum amount that can be paid out in cash to any Participant in respect of any cash-settled Performance Award granted to such Participant during the term of the EI Plan that is not expressed in the form of Share equivalents is the Fair Market Value of 10,000,000 Shares as of the date of grant.

Eligibility for Participation

Members of the Board, as well as employees of, and consultants to, the Company or any of its subsidiaries are eligible to receive awards under the EI Plan. The selection of participants is within the sole discretion of the Committee.

Award Agreement

Awards granted under the EI Plan must be evidenced by a written award agreement that specifies the number of shares to which the Award pertains, the conditions to exercise (in the case of a stock option or SAR), the period of restriction (in the case of restricted stock and RSUs), and such other terms and conditions as the Committee shall determine in its sole discretion.

Awards Under the EI Plan

The following types of awards are available under the EI Plan:

Stock Options

The Committee may grant nonqualified stock options and incentive stock options (only to eligible employees) to purchase shares of common stock. The Committee will determine the number of shares subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an incentive stock option granted to a ten-percent-stockholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. The exercise price with respect to an incentive stock option granted to a ten-percent-stockholder may not be less than 110% of the fair market value of a share on the date of grant. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at grant and the exercisability of such options may be accelerated by the Committee in its sole discretion.

Stock Appreciation Rights

A SAR is a right to receive a payment in shares of common stock or cash (as determined by the Committee) equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the base price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. In the case of a SAR issued in tandem with a stock option (a “Tandem SAR”), the base price per share covered by the SAR will be the exercise price per share of the related option in the case of a Tandem SAR. In all other cases, the base price per share covered by a SAR will be at least equal to the fair market value of a share of the Company’s common stock on the date of grant of such SAR. Unless otherwise provided in an Award Agreement, participants holding SARs shall be entitled to receive dividend-equivalent payments and other distributions paid with respect to each share covered by the SAR provided any such payment(s) will be subject to the same vesting requirements as the applicable SAR and will be paid at the time the applicable SAR becomes vested.

Restricted Stock and Restricted Stock Units

The Committee may award shares of restricted stock and RSUs. Each RSU represents a notional unit interest equal in value to a share of Company common stock to be paid at such times and subject to such conditions as may be specified in the applicable Award Agreement. The applicable Period of Restriction (as defined in the EI Plan) for an Award of restricted stock or RSUs will be set forth in the applicable Award Agreement. Except as otherwise provided by the Committee, participants holding shares of restricted stock may exercise full voting rights with respect to such shares during the Period of Restriction. Participants holding restricted stock and RSUs are also entitled to receive all dividends and other distributions paid with respect to such Awards provided any such dividends or other distributions will be subject to the same vesting requirements as the underlying Award(s) and shall be paid at the time any such Award vests.

Performance Awards

The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock (based on the then current fair market value of such shares), as determined by the Committee, in its sole discretion.

The performance goals applicable to a performance award (“Performance Goals”) must be specified in the applicable Award Agreement and may be based on such factors including (i) revenue, (ii) earnings per share (basic and diluted), (iii) net income per share (iv) share price, (v) pre-tax profits, (vi) net earnings, (vii) net income, (viii) operating income, (ix) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, return on investment and cash flow in excess of cost of capital), (x) earnings before interest, taxes, depreciation and amortization, (xi) earnings before interest and taxes, (xii) sales, (xiii) total stockholder return relative to assets, (xiv) total stockholder return relative to peers, (xv) financial returns (including, without limitation, return on assets, return on net assets, return on equity and return on investment), (xvi) cost reduction targets, (xvii) customer satisfaction, (xviii) customer growth, (xix) gross margin, (xx) revenue growth, (xxi) market share, (xxii) book value per share, (xxiii) expenses and expense ratio management, (xxiv) any combination of the foregoing or (xxv) such other criteria as the Committee may determine.

The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude extraordinary, unusual or non-recurring items, effects of accounting changes, acquisition expenses, effects of divestures and such other criteria as specified by the Committee.

Other Stock Awards

The Committee may grant other stock-based awards payable in, valued in whole or in part by reference to, or otherwise based on or related to shares, including, but not limited to, shares awarded purely as a bonus and not subject to any restrictions or conditions, shares in payment of amounts due under an incentive or performance plan sponsored by the Company or a subsidiary, performance units, dividend equivalent units, stock equivalent units and deferred stock units. The vesting conditions applicable to any such Award will be set forth in the applicable Award Agreement. Unless otherwise determined by the Committee at the time of an Award and subject to the provisions of the EI Plan and applicable Award Agreement, participants holding other stock-based awards will be entitled to receive all dividends and other distributions paid with respect to such Awards, provided any such dividends and other distributions will be subject to the same vesting requirements as the underlying Award and will be paid at the time the Award becomes vested.

Change in Control

Pursuant to the EI Plan, the Committee may provide, in an Award Agreement or otherwise, that in the event of a Change in Control (as defined in the EI Plan), unless the right to accelerated vesting, the lapse of restrictions or risks of forfeiture, or accelerated delivery or receipt of cash provided for herein is waived or deferred by a participant and the Company by written notice prior to the Change in Control, all restrictions and risks of forfeiture on Awards (other than those imposed by law or regulation) shall lapse, and all deferral or vesting periods relating to Awards shall immediately expire. In the event of a Change in Control, the Board can unilaterally implement or negotiate a procedure with any party to the Change in Control pursuant to which all participants’ unexercised options may be cashed out as part of the purchase transaction, without requiring exercise, for the difference between the purchase price and the applicable exercise price.

Stockholder Rights

Except as otherwise specifically provided for in the EI Plan, a participant has no rights as a stockholder with respect to shares covered by any Award unless and until the participant becomes the record holder of such shares.

Amendment and Termination

The Board, in its sole discretion, may amend, suspend or terminate the EI Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided, however, the Board may amend the EI Plan and any Award Agreement without shareholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the preceding sentence, the amendment, suspension or termination of the EI Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The Company intends to administer the EI Plan and all Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company shall not be responsible for any additional tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse Participant for any liability incurred as a result of Code Section 409A. No Award may be granted pursuant to the EI Plan during any period of suspension or after termination of the EI Plan.

Transferability

Awards granted under the EI Plan are generally nontransferable (other than by will or the laws of descent and distribution); provided, however, that except as provided by in the relevant Award Agreement, a participant may transfer, without consideration, an Award other than an incentive stock option to one or more members of his or her Immediate Family (as defined in the EI Plan), to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the EI Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a participant shall be available during his or her lifetime only to the participant and may be exercised only by the participant or the participant’s legal representative.

The foregoing description of the EI Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the EI Plan, a copy of which is attached as Exhibit 10.3 to this report and incorporated herein by reference.

Employment Agreements

As of the Effective Date, the Company became a party to an employment agreement with each of Farid Suleman, Randy Taylor, Jacquelyn Orr, Judith Ellis and Patricia Stratford. The following is a summary of the material terms of these agreements. A form of employment agreement is attached as Exhibit 10.4 to this report and incorporated herein by reference.

Farid Suleman

Mr. Suleman, the Company’s Chief Executive Officer, is a party to an employment agreement (the “Suleman Employment Agreement”) with the Company that has a five year term and is subject to automatic one year extensions unless either party provides prior written notice of his or its intention not to extend the term of employment under the agreement. Under this agreement, Mr. Suleman is entitled to receive an annual base salary equal to that in effect on June 3, 2010 (i.e., $1,250,000), and an annual performance-based bonus. His target bonus for 2010 is $2,000,000. Mr. Suleman is also entitled to participate in the Company’s health and welfare benefit plans, including a non-qualified retirement benefit plan (to be established). Within 30 days following the Effective Date, Mr. Suleman is also entitled to a grant of stock appreciation rights which generally vest in three ratable annual installments commencing on the first anniversary of the grant date.

In the event Mr. Suleman’s employment is terminated without “Cause” or for “Good Reason” (each as defined in the Suleman Employment Agreement), he is entitled to (i) all accrued but unpaid amounts due and owing to him (the “Accrued Benefits”), (ii) a lump sum payment of a pro rata portion of the annual bonus that he would have received for the year of his termination of employment (based on the number of days he was employed during the calendar year in which such termination of employment occurs) (a “Pro Rata Annual Bonus”), (iii) a lump sum payment of three times (x) his annual base salary and (y) target bonus for the year in which such termination of employment occurs, (iv) continued participation in the Company’s health and welfare benefits for himself and his covered dependents for 24 months and (v) accelerated vesting of all outstanding equity awards (which shall remain outstanding and exercisable for the shorter of two years following the date of termination and the expiration of the original term of the award(s)). All such payments, other than the Accrued Benefits, are subject to Mr. Suleman’s execution of a general release of claims in favor of the Company.

Mr. Suleman is also entitled to a gross-up for any additional taxes imposed by reason of Section 4999 of the Code, on any “parachute payments” received by Mr. Suleman (as defined by Code Section 280G).

Mr. Suleman is subject to customary restrictive covenants, including non-disclosure of confidential information, non-solicitation of employees, and noncompetition. Generally, Mr. Suleman is bound by these covenants only during the term of his employment (non-disclosure of confidential information continues in perpetuity); provided, however, the Company may, at its option, elect to pay Mr. Suleman continued base salary for an additional 12 months following his termination by the Company for Cause or by Mr. Suleman without Good Reason, in which case these covenants will continue to apply during such 12-month period.

Others

Each of Mr. Taylor (the Company’s Chief Financial Officer), Ms. Orr (the Company’s General Counsel), Ms. Ellis (the Company’s Chief Operating Officer) and Ms. Stratford (the Company’s Senior Vice President Finance and Administration) is also party to an employment agreement with the Company (the “Other Employment Agreements”), each of which is substantially similar to each other.

The Other Employment Agreements each have a three year term, subject to automatic one-year extensions unless either party provides prior written notice of his, her, or its intention not to extend the term of employment under the agreement. Under the Other Employment Agreements, these executives are entitled to receive an annual base salary equal to that in effect on June 3, 2010 (i.e., Mr. Taylor – $400,000; Ms. Orr – $350,000; Ms. Ellis – $500,000; Ms. Stratford – $200,000), and an annual performance-based bonus. The target bonuses for 2010 are as follows – Mr. Taylor – $200,000; Ms. Orr – $200,000; Ms. Ellis – $200,000; Ms. Stratford – $125,000). Each of these executives is also entitled to participate in the Company’s health and welfare benefit plans (excluding the non-qualified retirement benefit plan mentioned above, which is solely for Mr. Suleman’s benefit). Within 30 days following the Effective Date, each of these executives is also entitled to a grant of stock appreciation rights which generally vest in three ratable annual installments commencing on the first anniversary of the grant date.

In the event of a termination of employment without “Cause” or for “Good Reason” (each as defined in the Other Employment Agreements), the applicable executive is entitled to (i) the Accrued Benefits, (ii) a Pro Rata Annual Bonus, (iii) a lump sum payment of two times (x) his/her annual base salary and (y) target bonus for the year in which such termination of employment occurs, (iv) continued participation in the Company’s health and welfare benefits for himself/herself and his/her covered dependents for 24 months and (v) accelerated vesting of all outstanding equity awards (which shall remain outstanding and exercisable for the shorter of two years following the date of termination and the expiration of the original term of the award(s)). In addition, each of these executives may terminate his/her employment (i) within 90 days following Mr. Suleman’s ceasing to serve as the Company’s Chief Executive Officer by reason of his termination by the Company for Cause or his resignation with Good Reason, and upon such termination would be entitled to a lump sum payment equal to one times his/her annual base salary and a pro rata target bonus (based on the number of days he/she was employed during the calendar year in which such termination of employment occurs) (“Pro Rata Target Bonus”) and (ii) within 90 days following Mr. Suleman’s ceasing to serve as the Company’s chief executive officer by reason of his voluntary resignation from the Company without Good Reason, and upon such termination would be entitled to a lump sum payment equal to 1/2 times his/her annual base salary and a lump sum payment equal to the Pro Rata Target Bonus. All such payments, other than the Accrued Benefits, are subject to the applicable executive’s execution of a general release of claims in favor of the Company.

Each of Mr. Taylor and Ms. Orr is also entitled to a gross-up for any additional taxes imposed by reason of Section 4999 of the Code, on any “parachute payments” received by him or her (as defined by Code Section 280G).

Each of these executives is also subject to customary restrictive covenants, including non-disclosure of confidential information, non-solicitation of employees, and noncompetition. Generally, these executives are bound by these covenants only during the term of his/her employment (non-disclosure of confidential information continues in perpetuity), though the Company may, at its option, elect to pay the applicable executive continued base salary for an additional 12 months following his/her termination by the Company for Cause or by the applicable executive without Good Reason, in which case these covenants will continue to apply during such 12-month period.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In accordance with the Plan, the Company’s certificate of incorporation and bylaws were amended and restated in their entirety. The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”) and Amended and Restated By-Laws (the “Amended By-Laws”) became effective on the Effective Date.

A description of the key provisions of the Amended Certificate of Incorporation and the Amended By-Laws is included in the Company’s registration statement on Form 8-A filed with the Securities and Exchange Commission on June 7, 2010, which description is incorporated herein by reference. This description is qualified in its entirety by reference to the full text of these documents, which are listed as Exhibit 3.1 and 3.2 to this report and incorporated herein by reference.

Item 8.01 Other Events.

On June 3, 2010, the Company announced that it had consummated the Plan. A copy of the press release announcing the effectiveness of the Plan and the Company’s emergence from chapter 11 of the Bankruptcy Code is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of Citadel Broadcasting Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-A filed on June 7, 2010)

3.2	Amended and Restated By-Laws of Citadel Broadcasting Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-A filed on June 7, 2010)

4.1	Warrant Agreement, dated as of June 3, 2010, by and between Citadel Broadcasting Corporation and Mellon Investor Services LLC

10.1	Credit Agreement, dated as of June 3, 2010, by and among Citadel Broadcasting Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders

10.2	Guarantee and Collateral Agreement dated as of June 3, 2010, by and among Citadel Broadcasting Corporation, certain of the Company’s subsidiaries and JPMorgan Chase Bank, N.A.

10.3	Citadel Broadcasting Corporation 2010 Equity Incentive Plan

10.4	Form of Employment Agreement

99.1	Press Release, dated June 3, 2010

Forward-Looking Statement

This current report on Form 8-K, as well as other statements made by the Company, may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (iii) the Company’s ability to maintain contracts and leases that are critical to its operations; (iv) the potential adverse impact of the chapter 11 cases on the Company’s liquidity, results of operations and business relations; (v) the ability of the Company to execute its business plans and strategy; (vi) the ability of the Company to attract, motivate and/or retain key executives and associates; (vii) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; and (viii) increased competition in the radio broadcasting industry. Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: June 9, 2010

	By:	/s/ Randy L. Taylor
		Name:	Randy L. Taylor
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of Citadel Broadcasting Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-A filed on June 7, 2010)

3.2	Amended and Restated By-Laws of Citadel Broadcasting Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-A filed on June 7, 2010)

4.1	Warrant Agreement, dated as of June 3, 2010, by and between Citadel Broadcasting Corporation and Mellon Investor Services LLC

10.1	Credit Agreement, dated as of June 3, 2010, by and among Citadel Broadcasting Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders

10.2	Guarantee and Collateral Agreement dated as of June 3, 2010, by and among Citadel Broadcasting Corporation, certain of the Company’s subsidiaries and JPMorgan Chase Bank, N.A.

10.3	Citadel Broadcasting Corporation 2010 Equity Incentive Plan

10.4	Form of Employment Agreement

99.1	Press Release, dated June 3, 2010